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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                 SCHEDULE 13G/A


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)



                               BAB HOLDINGS, INC.
  ---------------------------------------------------------------------------
                                (NAME OF ISSUER)


                      COMMON STOCK, NO PAR VALUE PER SHARE
  ---------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    055176200
                                 (CUSIP NUMBER)



                                 OCTOBER 9, 2000
  ---------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           |_|      Rule 13d - 1(b)
                           |X|      Rule 13d - 1(c)
                           |_|      Rule 13d - 1(d)



                                   Page 1 of 6

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CUSIP NO. 055176200                 13G/A                      PAGE 2 OF 6 PAGES
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--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      BRUNO GUAZZONI
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (A)      |_|
                                                                  (B)      |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      EUROPEAN UNION
--------------------------------------------------------------------------------

                           5        SOLE VOTING POWER
NUMBER OF
SHARES                              243,080

BENEFICIALLY               -----------------------------------------------------
OWNED BY
EACH                       6        SHARED VOTING POWER
REPORTING
PERSON                              0
WITH                       -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER

                                    243,080
                           -----------------------------------------------------


                           8        SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                    243,080
--------------------------------------------------------------------------------

10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                  EXCLUDES CERTAIN SHARES*                                  |_|

--------------------------------------------------------------------------------
11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)



                                    10.86%**
--------------------------------------------------------------------------------


12                TYPE OF REPORTING PERSON*

                                    IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT


**Based upon the information contained in the Company's Quarterly Report on Form 10-QSB filed on October 10, 2000, the number of shares of Common Stock outstanding is 2,237,557.



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CUSIP NO. 055176200                 13G/A                      PAGE 3 OF 6 PAGES
-------------------                                            -----------------


ITEM 1(A).   NAME OF ISSUER:
             BAB Holdings, Inc.
ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             8501 W. Higgins Road, Suite 320, Chicago, Illinois 60631.
ITEM 2(A).   NAME OF PERSON FILING:
             Bruno Guazzoni
ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             Bruno Guazzoni, c/o Zanett Securities Corporation,
             135 East 57th Street, 15th Floor, New York, New York 10022

ITEM 2(C).   CITIZENSHIP:

             European Union

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

             Common Stock, no par value per share

ITEM 2(E).   CUSIP NUMBER:

             055176200

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

             (a) |_| Broker or dealer registered under Section 15 of the
                     Exchange Act;
             (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act;
             (c) |_| Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act;
             (d) |_| Investment company registered under Section 8 of the
                     Investment Company Act;
             (e) |_| An investment adviser in accordance with
                     Rule 13-d(b)(1)(ii)(E);
             (f) |_| An employee benefit plan or endowment fund in accordance
                     with Rule 13d-1(b)(1)(ii)(F);
             (g) |_| A parent holding company or control person in
                     accordance with Rule 13d-1(b)(1)(ii)(G);
             (h) |_| A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;
             (i) |_| A church plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment Company Act;
             (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|


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CUSIP NO. 055176200                 13G/A                      PAGE 4 OF 6 PAGES
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ITEM 4.      OWNERSHIP.

             (a)   Amount beneficially owned:


                   243,080


             (b)   Percent of Class:


                   10.86%


             (c)   Number of shares to which such person has:

                   (i)    Sole power to vote or to direct the vote:


                          243,080


                   (ii)   Shared power to vote or to direct the vote:

                          0

                   (iii)  Sole power to dispose or to direct the disposition of:


                          243,080


                   (iv)   Shared power to dispose or direct the disposition of:

                          0


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY.

             Not applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable

ITEM 9.      NOTICE OF DISSOLUTION OF A GROUP.

             Not applicable


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CUSIP NO. 055176200                 13G/A                      PAGE 5 OF 6 PAGES
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ITEM 10.      CERTIFICATION.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




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CUSIP NO. 055176200                 13G/A                      PAGE 4 OF 6 PAGES
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: October 13, 2000                         By: /S/ BRUNO GUAZZONI
                                                  -------------------
                                                       Bruno Guazzoni